Exhibit 3.1

090501

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150170684-84
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 04/15/2015 10:31 AM
	Entity Number: E0177992013-8

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Danlax, Corp.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 8-31-11

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

DANLAX, CORP.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Danlax, Corp., a Nevada corporation, does hereby certify as follows:

A.           The original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on April 10, 2013.

B.           The board of directors of the Corporation has duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the Corporation.

C.           The amendment and restatement of the Articles of Incorporation as set forth below has been approved by a majority of the voting power of the stockholders of the Corporation, which is sufficient for approval thereof.

D.           This certificate sets forth the text of the Articles of Incorporation of the Corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AKOUSTIS TECHNOLOGIES, INC.

ARTICLE I

CORPORATE NAME

On the effective date hereof, the name of the corporation (which is hereinafter referred to as the “Corporation”) shall be Akoustis Technologies, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Nevada is 1645 Village Center Circle, Ste. 170, Las Vegas, NV 89134. The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III

CORPORATE PURPOSES AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada. The Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Revised Statutes.

ARTICLE IV

CAPITAL STOCK

4.1          Number of Authorized Shares; Par Value. The aggregate number of shares which the Corporation shall have authority to issue is three hundred ten million (310,000,000) shares, of which three hundred million (300,000,000) shares shall be designated as common stock, par value $0.001 per share, and of which ten million (10,000,000) shall be designated as preferred stock, par value $0.001 per share.

4.2          Preferred Stock. The preferred stock may be issued at any time or from time to time, in any one or more series, and any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or no voting powers, and such designations, preferences and relative, participating, options or other special rights and qualifications, limitations or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the board of directors of the Corporation (the “Board of Directors”), with the Board of Directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law.

4.3          No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE V

DIRECTORS

5.1          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of at least one (1) director. Provided that the Corporation has at least one (1) director, the number of directors may at any time or times be increased or decreased as provided in the Bylaws of the Corporation.

5.2          Elections of directors need not be done by written ballot unless the Bylaws of the Corporation shall otherwise provide.

5.3          The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Nevada Revised Statutes, these Articles of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ARTICLE VI

DIRECTOR AND OFFICER LIABILITY

6.1          Directors and officers of the Corporation shall not be individually liable to the Corporation, its stockholders or its creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or refusal to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then this Article VI shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

6.2          Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VI shall eliminate or reduce the effect of such provisions, in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any act or omission or any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision, regardless of when any cause of action, suit or claim relating to any such matter accrued or matured or was commenced, and such provision shall continue to have effect in respect of such act, omission or matter as if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE VII

INDEMNIFICATION

7.1          Power to Indemnify. The Corporation shall have the power to indemnify to the fullest extent permitted, from time to time, by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, member, manager, partner, trustee, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with such action, suit or proceeding. The Corporation shall have the power to enter into agreements providing any such indemnity.

7.2          Expenses. The Corporation shall have the power to advance to a director, officer, employee or agent of the Corporation expenses incurred in connection with defending any action, suit or proceeding referred to above or in the Bylaws at any time before the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VII or as provided in the Bylaws. The Corporation shall have the power to enter into agreements providing for such advancement of expenses.

7.3          Non-exclusivity. The indemnification and other rights provided for in this Article VII shall not be exclusive of any provision with respect to indemnification or the payment of expenses in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation or any other person.

7.4          Future Changes. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of such provisions in respect of any act or omission or any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision regardless of when any cause of action, suit or claim relating to any such matter accrued or matured or was commenced, and such provision shall continue to have effect in respect of such act, omission or matter as if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE VIII

AMENDMENT OR REPEAL

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute and by these Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation of the Corporation.

/s/ Ivan Krikun
Name:	Ivan Krikun
Title:	President